Exhibit 15.1

Letter Regarding Unaudited Interim Financial Information

August 4, 2008

The Board of Directors and Stockholders of

Tercica, Inc.

We are aware of the incorporation by reference in the Registration Statements on Form S-8 (No. 333-149455) pertaining to the 2004 Stock Plan and the 2004 Employee Stock Purchase Plan of Tercica, Inc., Form S-8 (No. 333-142624) pertaining to the 2004 Stock Plan and the 2004 Employee Stock Purchase Plan of Tercica, Inc., Form S-8 (No. 333-132534) pertaining to the 2004 Stock Plan and the 2004 Employee Stock Purchase Plan of Tercica, Inc., Form S-8 (No. 333-126307) pertaining to the 2004 Stock Plan and the 2004 Employee Stock Purchase Plan of Tercica, Inc., Form S-8 (No. 333-113718) pertaining to the 2002 Stock Plan, the 2002 Executive Stock Plan, the 2004 Stock Plan, and the 2004 Employee Stock Purchase Plan of Tercica, Inc., Form S-3 (No. 333-129574) for the registration of 6,296,912 shares of its common stock, and Form S-3 (No. 333-128224) for the registration of up to $75,000,000 in shares of its common and preferred stock, debt securities, warrants and units, of our report dated August 4, 2008 relating to the unaudited condensed interim financial statements of Tercica, Inc. that is included in its Form 10-Q for the quarter ended June 30, 2008.

Very Truly Yours,

/s/ Ernst & Young LLP

Palo Alto, California